Exhibit 99.1

Texas Pacific Land Trust Responds to Dissident Group’s Latest Attempt to Mislead Shareholders

DALLAS (June 14, 2019) – Texas Pacific Land Trust (NYSE: TPL) (the “Trust”) today issued the following response to the latest attempt by Eric Oliver and his Dissident Group to mislead shareholders:

Throughout its campaign to install Eric Oliver as a trustee, the Dissident Group has claimed that they are motivated by a desire for transparency, but yet again, this claim is belied by their own actions.

Oliver and his Dissident Group have attempted to circumvent ongoing litigation before the United States District Court for the Northern District of Texas, a primary purpose of which is to require Mr. Oliver to provide complete and accurate information regarding his many apparent conflicts of interest. Unfortunately, Mr. Oliver and his Dissident Group continue to resist producing this basic information. In particular, Mr. Oliver continues to refuse to fill out the standard questionnaire, which was completed by all other Trustee nominees, to address the concerns we have raised about his background and conflicts of interest.

The Dissident Group cannot change the reality that, contrary to its repeated assertions, the special meeting has not taken place to date, and no third trustee has been elected. As explained in our press release dated May 22, 2019, the purported “meeting” convened by the Dissident Group was legally invalid. Moreover, the interim proxy tallies the Dissident Group published – in what we believe was a violation of federal securities laws – were false and understated the proxies submitted in favor of the Trust’s candidate, General Cook, at the time.

Since the Trust had previously announced that the meeting would be delayed until June 6, millions of shares had not even been voted at the time the Dissident Group decided to hold its sham “meeting” on May 22, 2019 – apparently the Dissident Group had no qualms disenfranchising these shareholders. The Dissident Group failed to mention that a clear majority of the non-Dissident Group shareholders had submitted proxies to elect General Cook at that point; this may explain why the Dissident Group wanted to cut the election short and not wait for the remaining millions of shares to get voted.

The Trust would also like to set the record straight on the innuendos recently published by the Dissident Group:

●	The “private plane” to which the Dissident Group refers is in fact a small used airplane the Trust purchased to facilitate transportation of its employees between Dallas and Midland and to access the Trust’s vast acreage in West Texas. The Trustees have never been on the plane and have no intention of using it.

●	Contrary to the Dissident Group’s misleading assertion, the Trustees did not use the Trust’s funds to buy any “private residences” for themselves. The Trust acquired two townhouses in Midland for the Trust’s employees, one for male and one for female employees, because accommodations can be difficult to find in Midland given the scarcity of hotels in this active area. These townhouses enable employees to travel to Midland as needed rather than rely on the availability of accommodations. None of the Trustees have spent a night in these townhouses.

●	The Dissident Group made false allegations regarding the connection of Trustee David Barry to the law firm of Kelley Drye & Warren, LLP. Mr. Barry retired from the firm in 2014, several years before he became a Trustee. He receives a fixed pension payment from Kelley Drye and does NOT receive any fees collected by the firm, including from the Trust.

●	In 2018, the Trustee compensation was increased from $2,000 to $104,000. On this point, leading independent proxy advisory firm Institutional Shareholder Services (ISS) commented in its election report as follows: “The rationale for the change, to adjust for inflation since the original trustee compensation was set in 1888, appears reasonable. The $104,000 figure does not appear unreasonable for a company of TPL’s size.”

●	Lastly, the Dissident Group is accusing the Trustees of “waging proxy contests.” The truth is that the Trustees reached out numerous times to the Dissident Group to find an amicable resolution. Time and time again we were rebuffed. They even published our private confidential settlement communications, a clear violation of basic ethical principles. The Trust’s shareholders should ask the Dissident Group: Why are you not engaging constructively with the Trustees to find an amicable resolution for the good of ALL shareholders?

Here are some facts about which the Dissident Group cannot mislead shareholders:

●	In the five years prior to the start of the Dissident Group’s campaign, the Trust outperformed 99% of the companies listed on the New York Stock Exchange.

●	Since 2016, the Trust has returned ~$200 million to shareholders through dividends and share repurchases.

●	Every independent proxy advisory firm – ISS, Glass Lewis and Egan-Jones – has recommended that shareholders elect the Trust’s candidate, retired four-star General Donald Cook.

Finally, because the Dissident Group has tried to confuse the record, we are obliged to remind shareholders that the proxy solicitation is suspended while the litigation is pending. The Trust will inform shareholders once the litigation has been resolved. Once the proxy solicitation can resume, the Trust will give notice of a new meeting date and disclose the pertaining meeting procedures, including the treatment of previously solicited proxies and the determination of the record date.

Forward-Looking Statements

This release may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including statements regarding Texas Pacific’s future operations and prospects, the markets for real estate in the areas in which Texas Pacific owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to Texas Pacific’s future financial performance and other matters. Texas Pacific cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements and other written communications, as well as oral statements made from time to time by representatives of Texas Pacific. The following factors, as well as any other cautionary language included in this release, provide examples of risks, uncertainties and events beyond our control that may cause Texas Pacific’s actual results to differ materially from the expectations Texas Pacific describes in such forward-looking statements: global economic conditions; market prices of oil and gas; the demand for water services by operators in the Permian Basin; the impact of government regulation; the impact of competition; the continued service of key management personnel; and other risks and uncertainties disclosed in Texas Pacific’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts:

Media:

Abernathy MacGregor
Sydney Isaacs / Jeremy Jacobs
(713) 343-0427 / (212) 371-5999
sri@abmac.com / jrj@abmac.com

Investor Relations:

MacKenzie Partners
Paul Schulman / David Whissel
(212) 929-5500 or (800) 322-2885
pschulman@mackenziepartners.com